Exhibit (h)(3)(iii)

Amendment No. 2 to Amended and Restated Bookkeeping and Pricing Agreement

This Amendment No.2 to Amended and Restated Bookkeeping and Pricing Agreement (“the Amendment”) dated August 21, 2007 between Westcore Trust., a Massachusetts business trust (the “Trust”) and ALPS Fund Services, Inc. a Colorado corporation (“ALPS”).

WHEREAS, the Trust and ALPS entered into an Amended and Restated Bookkeeping and Pricing Agreement dated February 9, 2004 (the “Agreement”); and

WHEREAS, ALPS and the Trust wish to amend the Agreement in certain respects as more fully set forth below.

NOW THEREFORE, in consideration of the mutual covenants herein contained and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Exhibit A of the Agreement is hereby deleted in its entirety and replaced with a new Exhibit A attached hereto.

            2. Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.  Any items not herein defined shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the date first written above.

WESTCORE TRUST	ALPS FUND SERVICES, INC.

By: /s/ Todger Anderson	By: /s/ Jeremy O. May
Name: Todger Anderson	Name: Jeremy O. May
Title: President	Title: Managing Director

Exhibit (h)(3)(iii)

EXHIBIT A

The fees payable to Agent for the duration of this contract shall be both:

I.          Fund Based Fee

1)         The greater of:

a)         $2,250.00 per fund per month and $3,250 per international fund per month ($416.67 per fund per month for each additional class); or

b)         2.9 basis points of daily net assets.

2)         $1.00 per day per loan for each security on loan.

II.         Institutional Class Fee[1]

$ 7,500 for assets between $0 and $9,999,999

$ 5,000 for assets between $10 million and $19,999,999

$ 2,500 for assets between $20 million and $29,999,999

No fee at assets greater than $30 million

III.       Notes

• Fees are calculated and paid on a monthly basis.

• Out-of-pocket expenses include:

-           pricing

-           corporation actions and reorganization data

-           paper/binders/phone/fax charges of not more than S125.00 per month per fund

-           incremental assets associated with the record keeping for options, futures and foreign securities

[1] Fee applied only to Institutional Class Shares